UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2004

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29661	52-1782500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway

Alameda, California 94502

(Address of principal executive offices)  (Zip code)

(510) 864-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Pursuant to authorization received from the Board of Directors (the “Board”) of UTStarcom, Inc. (the “Company”) on December 29, 2004, on December 31, 2004 a sub-committee of the Board approved an immediate and full acceleration of vesting of all stock options outstanding under the Company’s 1997 Stock Option Plan with a per share exercise price greater than $22.15 (the “Acceleration”). The Company will amend all relevant option agreements to reflect the Acceleration.

The Company adopted the Acceleration in anticipation of the impact of FASB Statement No. 123(R), which requires the expensing of unvested options starting on July 1, 2005.

As a result of the Acceleration, options to purchase approximately 6.4 million shares of the Company’s common stock became immediately exercisable as of December 31, 2004. The following table summarizes such shares by range of exercise price:

Range of Exercise Price	Accelerated Shares
$22.64 - $24.77	425,546
$25.25 - $29.90	4,418,801
$30.49 - $39.91	1,506,930
$41.82 - $43.02	43,340
Total Shares	6,394,617

Of the total shares accelerated, executive officers of the Company held options to purchase 940,000 shares of common stock as follows:

Officer	Per Share Exercise Price	Accelerated Shares
Hong Liang Lu	$37.46	250,000
Ying Wu	$37.46	200,000
Michael Sophie	$37.46	150,000
William Huang	$37.46	100,000
Shao-Ning J. Chou	$37.46	150,000
Gerald Soloway	$37.46	90,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: January 5, 2005	By:	/s/ Michael J. Sophie
	Name:	Michael J. Sophie
	Title:	Senior Vice President of Finance and Chief Financial Officer